AMAZON BIOTECH ANNOUNCES IT HAS RAISED $600,000 TO ADVANCE
      PRODUCT DEVELOPMENT AND SEEKS UP TO $6 MILLION IN ADDITIONAL CAPITAL

New York, New York, March 14, 2005 -- Amazon Biotech, Inc. (OTCBB: AMZB), a developer and producer of AMZ 0026, a potential immunomodulator drug developed for use in the treatment of the HIV virus, announced today that it has raised a total of $618,500 in gross proceeds in equity capital private placements since February, 2004.

Mechael Kanovsky, Ph.D., President of Amazon Biotech, said: "We are gratified by the response to our offerings. The proceeds are being used to fund our clinical studies and our immediate general working capital needs. We are continuing to seek up to an additional $6 million in equity capital through a private placement or joint venture to fund our research and development, clinical studies, and future working capital needs."

Further information regarding the terms of the private placements can be found in Amazon Biotech's current report on Form 8-K filed today with the Securities and Exchange Commission. About Amazon Biotech Amazon Biotech, Inc. is a Biotech /Pharmaceutical company currently producing AMZ 0026, an Immune Modulator Drugs. The company intends to initiate Phase I/II clinical studies of AMZ 0026 in the near future, with an eventual goal of a joint venture with a major pharmaceutical company in Phase III trials. During 2005, Amazon Biotech plans to conduct a double blind study on its hair growth product. The company also plans to market the hair growth product through a Fortune 1000 company. Additional information on Amazon Biotech may be found at http://www.amazonbiotech.com.

FORWARD LOOKING STATEMENTS:

"Safe-Harbor" Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding any potential sales of products as well as statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Amazon Biotech, to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Amazon Biotech's reports filed with the Securities and Exchange Commission under the Exchange Act. This press release speaks as of the date first set forth above and Amazon Biotech assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:

Investor Relations
Richard E. Cooper / Jennifer K. Zimmons, Ph.D.
Strategic Growth International, Inc.
jzimmons@sgi-ir.com
212-838-1444

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Source: Amazon Biotech, Inc.